Exhibit 23.10

Consent of Independent Accountants

The Board of Directors

Apple REIT Nine, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1)	the use of our report dated February 15, 2008 with respect to the combined balance sheet of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P.—Hampton Inn—as of December 30, 2007, and the related combined statement of income, combined changes in partners’ deficit, and combined cash flows for the 52-week period then ended.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Dauby O’Connor & Zaleski, LLC

Certified Public Accountants

January 21, 2009

Indianapolis, Indiana